EXHIBIT 99.1
F I N A N C I A L RELATIONS BOARD	n e w s

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE March 26, 2012

FOR IMMEDIATE RELEASE
April 2, 2012

NN INC. ANNOUNCES RESIGNATION OF THOMAS ZUPAN

Johnson City, Tenn, April 2, 2012 – NN, Inc. (Nasdaq: NNBR) today announced the resignation of Thomas Zupan, Vice President of Business Development of Whirlaway Corporation effective April 1, 2012, to pursue other personal interests.  Following NN’s purchase of Whirlaway Corporation in December of 2006, Mr. Zupan, who was serving as President and Chief Executive Officer of Whirlaway Corporation, committed to staying on with the management group of the company until Whirlaway reached certain levels of financial performance.  Recent positive trends in profitability at Whirlaway led to the timing of Mr. Zupan’s decision.

Roderick R. Baty, Chairman of the Board and Chief Executive Officer said, “Since the founding of Whirlaway in 1973, Tom has been instrumental in building a world class precision metal components business.  We appreciate his willingness to stay with the Company during the transition and integration period of the acquisition.  We will miss Tom and wish him and his family all the best.”

Mr. Zupan said, “I leave Whirlaway with mixed emotions, but am excited about the future and continuing legacy of Whirlaway as an NN, Inc operating division. The strategic guidance and support that Whirlaway has received since becoming a part of NN has positioned the business for a future of excellent growth and profitability.  I wish everyone at Whirlaway and NN continued success.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $425 million in 2011.